Exhibit 99.1

Galaxy Gaming Receives $4mm Main Street Loan

LAS VEGAS, November [ ], 2020 (GLOBE NEWSWIRE) -- Galaxy Gaming, Inc. (OTCQB: GLXZ), a developer and distributor of casino table games and enhanced systems for land-based casinos and iGaming, announced today that it had received a loan of $4.0 million.  The loan was originated by Zions Bancorporation, N.A., dba Nevada State Bank (“NSB”), and funded by NSB and the Main Street Priority Loan Program that was enacted as part of the CARES Act in March 2020.

The Main Street loan is a senior secured obligation and ranks pari passu with the Term and Revolving Loans that the Company has borrowed under its Credit Agreement with NSB, as amended.  The Main Street loan shares in the pledge of collateral that the Company has given in connection with the NSB loans.  The Main Street loan bears interest at a rate of three-month US dollar LIBOR plus 300 basis points (initially 3.215%), and interest payments during the first year will deferred and added to the loan balance.  The Main Street loan has a five-year final maturity, with 15% of principal amortizing in each of years three and four.  The Main Street loan, plus accrued and unpaid interest, may be prepaid at any time at par.  While the Main Street loan is outstanding, and for one year after it is repaid in full, the Company may not 1) repurchase stock, pay dividends or make other distributions, or 2) pay compensation to executive officers that exceeds the total compensation they received in 2019.

In connection with the Main Street Loan, the Company and NSB entered into a Sixth Amendment to Credit Agreement dated October 26, 2020 (the “Sixth Amendment”).  The Sixth Amendment allowed the Company to enter into the Main Street loan.  In addition, the Sixth Amendment put in place a Liquidity Covenant that requires the Company to maintain a minimum cash balance of $1.5 million through and including the quarter ended June 30, 2021 and $2.5 million thereafter.

Executive Comments

“Our iGaming business remains robust, but the land-based casino industry in the second and third quarters of this year varied widely by geography,” stated Todd Cravens, Galaxy’s President and CEO.  “New restrictions have just been announced in the UK as well as other domestic markets. These Main Street funds increase our ability to ride out any short-term downturns that might result from regional efforts to fight the pandemic.”

“Pro forma for the Main Street loan, our cash at September 30, 2020, would have been approximately $6.6 million,” said Harry Hagerty, Galaxy’s CFO.  “The Main Street loan has given us a flexible and relatively inexpensive source of funding with which to address the uncertainties ahead.  And once again, we are incredibly appreciative of the hard work and support of our partners at NSB.”

Forward-Looking Statements

Certain statements in this release may constitute forward-looking statements, which involve a number of risks and uncertainties. Galaxy cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information due to a number of factors, including those listed from time to time in reports that Galaxy files with the Securities and Exchange Commission.

About Galaxy Gaming

Headquartered in Las Vegas, Nevada, Galaxy Gaming (galaxygaming.com) develops and distributes innovative proprietary table games, state-of-the-art electronic wagering platforms and enhanced bonusing systems to land-based, riverboat, cruise ship and online casinos worldwide.  Galaxy’s games can be played online at FeelTheRush.com.  Connect with Galaxy on Facebook, YouTube  and Twitter.

Contact:

Media:	Phylicia Middleton (702) 938-1753
Investors:	Harry Hagerty (702) 938-1740